UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Trammell Crow Company

Trammell Crow Company
(Name of Registrant as Specified In Its Charter)

NA
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 31, 2006, Trammell Crow Company (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated as of October 30, 2006, with CB Richard Ellis Group, Inc. (“CBRE”) and A-2 Acquisition Corp., a wholly-owned subsidiary of CBRE.

Each quarter, the Company regularly posts on its Internet website at www.trammellcrow.com an updated fact sheet regarding the Company that is created by the Company’s Investor Relations department. Set forth below is the update to the Company’s fact sheet that was posted on the Company’s Internet website on November 10, 2006.

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Fact Sheet

Contact
Barbara Bower
214/863-3020

Executive Committee:
Robert E. Sulentic	Chairman, President and Chief Executive Officer
E. Stevenson Belcher	Regional Director, Global Services — Western US
William F. Concannon	Vice Chairman
James R. Groch	Chief Investment Officer; President, Funds and Investment Management
Matthew S. Khourie	President, Development and Investment — Central Operations
Michael J. Lafitte	President, Global Services
Derek R. McClain	Chief Financial Officer
Diane S. Paddison	Chief Operating Officer, Global Services
T. Christopher Roth	President, Development and Investment — Eastern Operations
John A. Stirek	President, Development and Investment — Western Operations

Market Data (as of 9/30/06)

Shares Outstanding:	36,337,204
Market Capitalization:	$1,326,671,000
Fiscal Year End:	December 31
Trading Symbol:	TCC

Background & Overview

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world.  With approximately 7,400 employees worldwide, the company is organized to deliver building management, brokerage, project management, and development and investment services to two customer groups: users of commercial real estate and facilities and investors in commercial real estate.  In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to corporate customers. The company delivers brokerage services outside the United States through strategic alliances with leading providers — in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider.  The company delivers building management, brokerage, and project management services in India through Trammell Crow Meghraj, India’s leading property services company jointly owned by the company and certain international partners. TCC believes that, in today’s real estate services industry, it holds several important competitive advantages including its comprehensive service offerings, client focus, geographic scope of operations, technology applications and quality of management/personnel.

Agreement with CB Richard Ellis

As announced on Tuesday, October 31, 2006, the Company has agreed to be acquired by CB Richard Ellis Group, Inc. in a transaction whereby shareholders will receive $49.51 per share in cash pursuant to the terms and conditions of the merger agreement between the parties.  Completion of the transaction is conditioned on, among other things, regulatory review and approval by the Company’s stockholders.  The transaction is expected to close in late 2006 or early 2007.

Our Strengths

• Comprehensive Service Offerings • Scale and Geographic Reach • Large and Well-Developed Client Base • Development Capability • Strong Brand • Quality of Management/Personnel

Competitive Advantages

Trammell Crow Company believes that it possesses numerous competitive advantages, including:

•                  Comprehensive Service Offerings.  The company provides a comprehensive set of commercial real estate services and is a leading provider* in each of its four core services: brokerage, project management, building management, and development and investment.  This enables TCC to provide single source solutions for clients with multi-service requirements as well as grow its business with clients who may begin their relationship with the company with a single service requirement.

•                  Scale and Geographic Reach.   TCC’s scale and geographic reach — and the infrastructure in place to support them — position it well to handle existing and potential clients’ multi-service, multi-location, geographically dispersed requirements.  At September 30, 2006:

•                  The company managed and/or leased approximately 588 million square feet of space for its user and investor customers, including more than 230 million square feet of user customer facilities at approximately 28,000 locations;

•                  The company’s approximately 7,400 employees included 713 brokers and more than 1,000 project managers;

•                  Supplementing the company’s network of full service offices throughout the United States are:

•                  Company employees resident in 25 countries around the globe focused on serving the brokerage, project management and building management needs of its user clients in over 60 countries, and

•                  Alliance partners with operations throughout Europe, Asia Pacific, Latin America and Canada, with over 15,000 employees, including approximately 1,850 brokers.

•                  Client Base.  TCC’s existing clients include some of the world’s largest corporations and leading investors with sizeable portfolios of commercial real estate and complex requirements, providing the company with strong organic growth potential.  Client relationships include more than 700 investor/owner clients and approximately 10,000 tenants nationwide

•                  Development Capability.  TCC’s development capability is a product of its heritage and unrivaled among its commercial real estate services competitors.  The Development and Investment segment is a significant contributor to company profits with an attractive risk/reward profile.  Investor clients value highly the access to product and value added returns created by the company.  As of September 30, 2006 TCC had nearly $5.3 billion of development in process.

•                  Brand.  The Trammell Crow Company brand dates to 1948, and the company believes that its brand is highly regarded and a significant asset in winning new business.

•                  Management/Personnel.  TCC’s 10-member Executive Committee has average company tenure of 18 years, providing experienced leadership with perspective across changing operating environments.

*Source:  Commercial Property News, National Real Estate Investor — 2005/2006 surveys

Significant Milestones

•	1948	Founded by Mr. Trammell Crow in Dallas, Texas
•	1968	Established first offices outside of Texas
•	1977	Expanded to 25 offices nationwide
•	1980s	Grew to become the nation’s largest real estate developer
•	1991	Transitioned from developer to multiple services-based company
•	1997	Raised $93 million in Initial Public Offering
•	2000	Formed alliance with Savills plc to provide real estate services in Europe and Asia
•	2001	Reorganized to provide customers with focused and dedicated services through its Global Services and Development and Investment groups
•	2003	Formed alliance with JJ Barnicke to provide real estate services throughout Canada
•	2005	Formed Trammell Crow Meghraj to provide real estate services throughout India.

Financial Highlights
(in thousands, except earnings per share data)
	Year Ended December 31,		Nine Months Ended Sept. 30,
	2004	2005	2005	2006
Revenues	$747,131	$877,397	$605,796	$702,142
Net income	39,119	59,407	24,834	28,340
Earnings per share (diluted)	$1.05	$1.63	$0.68	$0.77

This fact sheet does not constitute an offer to sell or a solicitation of an offer to buy any of the securities of the Company.  More detail on the information contained in this fact sheet, including a discussion of risk factors relevant to any investment in the Company’s securities, is contained in the public filings the Company makes with the Securities & Exchange Commission from time to time, including its Annual Report on Form 10-K filed on March 15, 2006.

The Company will file with the SEC a definitive proxy statement to be used by the Company to solicit the approval of its stockholders for the proposed merger.  The Company may also file other documents concerning the proposed merger.  You are urged to read the proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to the proxy statement, because they will contain important information.  You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about the Company, at the SEC’s Internet Site (http://www.sec.gov) or directly from the Company by contacting Investor Relations at ir@trammellcrow.com, or by mail at Investor Relations, 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, or by telephone: (214) 863-3020.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Additional information regarding the interests of those participants may be obtained by reading the Company’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 17, 2006, and the proxy statement regarding the proposed merger when it becomes available.

Corporate Office
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
214/863-3000; 214/863-3138 fax
www.trammellcrow.com

Cautionary Language Regarding Forward-Looking Statements

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to the Company and CBRE as of today’s date, and the Company and CBRE assume no obligation to update any of these statements.  The forward looking statements are not guarantees of the future performance of the Company, CBRE or the combined company, and actual results may vary materially from the results and expectations discussed.  For instance, although the Company and CBRE have signed an agreement for a subsidiary of CBRE to merge with and into the Company, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of the Company’s stockholders or government approvals or if either the Company or CBRE fail to satisfy conditions to closing.  Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of the Company into CBRE’s business and the combined company’s ability to compete in the highly competitive real estate services industry.  The revenues, earnings and business prospects of the Company and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, (i) the ability of the Company to complete the proposed transaction with CBRE due to a number of factors, including but not limited to, the ability of the Company and CBRE to satisfy the various conditions contained in the merger agreement between the parties, including Trammell Crow stockholder approval, regulatory approvals and other customary conditions, (ii) the ability of the Company to retain its major customers and renew its contracts, (iii) the ability of the Company to attract new user and investor customers, (iv) the ability of the Company to manage fluctuations in net earnings and cash flow which could result from the Company’s participation as a principal in real estate investments, (v) the Company’s ability to continue to pursue its growth strategy, (vi) the Company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vii) the Company’s ability to compete in highly competitive national and local business lines, (viii) the Company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (ix) the timing of individual transactions, (x) the ability of the Company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (xi) the ability of the Company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk). In addition, the Company’s ability to achieve certain anticipated results will be subject to other factors affecting the Company’s business that are beyond the Company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the Company’s business and the threat of terrorism and acts of war. These and other risks have been identified from time to time in the Company’s and CBRE’s SEC reports and public announcements.